EXHIBIT 99
Digi International Reports 8% Revenue Increase for Third Fiscal Quarter of 2008 Compared to
Third Fiscal Quarter of 2007
•	Revenue and Net Income Per Diluted Share Exceed Street Consensus Estimates

•	Share Repurchase Authority Raised to 1.5 Million Shares
(Minneapolis, MN, July 23, 2008) — Digi International® Inc. (NASDAQ: DGII, http://www.digi.com) reported revenue of $47.0 million for the third fiscal quarter of 2008, compared with $43.5 million for the third fiscal quarter of 2007, an increase of $3.5 million, or 8.0%. Sarian Systems, Ltd. was acquired on April 28, 2008; revenue from Sarian-branded products was $2.4 million for the third fiscal quarter of 2008 from date of acquisition.
Digi reported operating income for the third fiscal quarter of 2008 of $3.0 million on a generally accepted accounting principles (GAAP) basis and operating income on a non-GAAP basis of $5.2 million for the same period. Net income and net income per diluted share were $2.0 million and $0.08, respectively, on a GAAP basis, and $3.9 million and $0.15 on a non-GAAP basis for the same period. See footnotes below.

Digi International Reports Third Fiscal Quarter 2008 Results
GAAP Results

(in thousands, except per share amounts)	Q3 2008	Q3 2007
Net Sales	$46,995	$43,527
Operating Income	$2,985	$5,098
Net Income	$1,985	$6,798
Net Income per Diluted Share	$0.08	$0.26
Non-GAAP Results

(in thousands, except per share amounts)	Q3 2008		Q3 2007
Operating Income	$5,230	(1)	$5,098
Net Income	$3,873	(2)	$3,871	(3)
Net Income per Diluted Share	$0.15	(2)	$0.15	(3)

(1)	Non-GAAP operating income for the third fiscal quarter of 2008 excludes a charge for in-process research and development and other acquisition-related expenses totaling $2.2 million.

(2)	Non-GAAP net income and net income per diluted share for the third fiscal quarter of 2008 excludes a charge for in-process research and development of $1.9 million and other acquisition-related expenses of $0.2 million, net of taxes, or $0.08 per diluted share, and a tax benefit of $0.2 million for the reversal of tax reserves, or $0.01 per diluted share.

(3)	Non-GAAP net income and net income per diluted share for the third fiscal quarter of 2007 excludes a tax benefit of $2.9 million for the reversal of tax reserves, or $0.11 per diluted share.
More detailed reconciliations between GAAP operating income and non-GAAP operating income, and between GAAP net income and net income per diluted share to non-GAAP net income and net income per diluted share, are provided below in this earnings release.
“We are pleased with our third quarter 2008 results which overachieved the Street concensus estimates for both revenue and profitability and we look forward to finishing the year with what we expect to be another good quarter,” said Joe Dunsmore, Digi’s Chief Executive Officer. “Strong international growth, fueled by our recent acquisition of Sarian, continues to offset the weakness that we are currently experiencing in the North American markets.”
Revenue from embedded products in the third fiscal quarter of 2008 was $20.7 million compared to $18.8

Digi International Reports Third Fiscal Quarter 2008 Results
million in the third fiscal quarter of 2007, an increase of $1.9 million, or 10.1%. Revenue from non-embedded products was $26.3 million in the third fiscal quarter of 2008 compared to $24.8 million in the third fiscal quarter of 2007, an increase of 1.5 million, or 6.4%. Revenue from non-embedded products includes all Sarian-branded revenue of $2.4 million for the third fiscal quarter of 2008 from date of acquisition.
Revenue in North America was $26.1 million in the third fiscal quarter of 2008 compared to $28.0 million in the third fiscal quarter of 2007, a decrease of $1.9 million, or 6.6%. Revenue in Europe was $14.5 million in the third fiscal quarter of 2008, including all Sarian-branded revenue of $2.4 million, compared to $10.7 million in the comparable quarter a year ago, an increase of $3.8 million, or 36.1%. Revenue in the Asia Pacific region was $5.1 million in the third fiscal quarter of 2008 compared to $3.8 million in the third fiscal quarter of 2007, an increase of $1.3 million, or 33.0%. Other international revenue was $1.3 million in the third fiscal quarter of 2008, compared to $1.1 million in the comparable quarter a year ago, an increase of $0.2 million, or 18.5%.
The gross profit margin, as a percentage of net sales, was 52.9% in the third fiscal quarter of 2008 compared to 52.8% in the third fiscal quarter of 2007. The favorable product mix from both embedded and non-embedded products was offset by a decrease in gross profit margin from Sarian-branded products which provide lower gross profit margins. In addition, the gross profit margin was slightly higher than the comparable quarter a year ago due to decreased amortization of purchased and core technology.
Total operating expenses in the third fiscal quarter of 2008 were $21.9 million, or 46.5% of revenue, compared to $17.9 million, or 41.1% of revenue, in the third fiscal quarter of 2007. The increase in operating expenses in the third fiscal quarter of 2008 is primarily due to a charge of $2.1 million for in-process research and development and other acquisition-related expenses, as well as incremental ongoing operating expenses for Sarian from the date of acquisition of $0.6 million. In addition, operating expenses increased compared to the third quarter of fiscal 2007 as a result of Digi’s Drop-In Networking initiative.
Digi reported operating income of $3.0 million, or 6.4% of net sales, in the third fiscal quarter of 2008 compared to $5.1 million, or 11.7% of net sales, in the third fiscal quarter of 2007. Operating income for the third fiscal quarter of 2008 was $5.2 million, or 11.1% of net sales, excluding the charge for in-process research and development and other acquisition-related expenses.

Digi International Reports Third Fiscal Quarter 2008 Results
Net income was $2.0 million in the third fiscal quarter of 2008, or $0.08 per diluted share, compared to $6.8 million, or $0.26 per diluted share, in the third fiscal quarter of 2007. The charge of $1.9 million for in-process research and development and other acquisition-related expenses of $0.2 million, net of tax, reduced net income per diluted share by $0.08 in the third quarter of fiscal 2008, which was partially offset by a tax benefit of $0.2 million resulting from the reversal of tax reserves associated with the closure of a prior tax year, equating to an increase in net income per diluted share of $0.01. In the third fiscal quarter of 2007, Digi recorded a tax benefit of $2.9 million associated with the closing of a domestic tax return and the settlement of a foreign tax audit, which allowed for the reversal of previously established tax reserves equating to $0.11 per diluted share. Net income and net income per diluted share for the third fiscal quarter of 2008 were $3.9 million, or $0.15 per diluted share, excluding the charges for in-process research and development and other acquisition-related expenses and the reversal of tax reserves. Net income and net income per diluted share for the third fiscal quarter of 2007 were $3.9 million, or $0.15 per diluted share, excluding the reversal of tax reserves.
Results for the Nine Months Ended June 30, 2008
For the nine months ended June 30, 2008, Digi reported revenue of $134.6 million compared to revenue of $128.2 million for the nine months ended June 30, 2007, an increase of $6.4 million or 5.0%. Revenue from embedded products in the first nine months of fiscal 2008 was $63.1 million, compared to $53.8 million in the first nine months of fiscal 2007, an increase of $9.3 million, or 17.2%. Revenue from non-embedded products, including Sarian-branded products, was $71.5 million in the first nine months of 2008, compared to $74.4 million in the comparable period in 2007, a decrease of $2.9 million, or 3.8%.
Revenue in North America was $78.2 million in the first nine months of fiscal 2008 compared to $83.5 million in the same period a year ago, a decrease of $5.3 million, or 6.4%. Revenue in Europe, including all Sarian-branded products revenue, was $38.4 million for the first nine months of fiscal 2008 compared to $30.6 million in the comparable period a year ago, an increase of $7.8 million, or 25.8%. Revenue in the Asia Pacific region was $14.2 million in the first nine months of fiscal 2008 compared to $11.0 million in the first nine months of fiscal 2007, an increase of $3.2 million, or 29.0%. Other international revenue was $3.8 million in the first nine months of fiscal 2008 compared to $3.1 million in the first nine months of fiscal 2007, an increase of $0.7 million, or 22.9%.
Digi reported operating income of $11.2 million, or 8.3% of net sales, in the first nine months of fiscal 2008 compared to $14.1 million, or 11.0% of net sales, in the first nine months of fiscal 2007. Operating income for the first nine months of fiscal 2008 was $13.5 million, or 10.0% of net sales, excluding the charge for in-process research and development and other acquisition-related expenses.
For the nine months ended June 30, 2008, Digi reported net income of $8.8 million, or $0.33 per diluted share, compared to net income for the nine months ended June 30, 2007, of $14.2 million, or $0.55 per diluted share. Net income and net income per diluted share for the first nine months of fiscal 2008 were $10.7 million and $0.40, respectively, excluding the impact of in-process research and development and other acquisition-related expenses, net of taxes, and the reversal of tax reserves. Net income and net income per diluted share for the first nine months of fiscal 2007 were $10.8 million and $0.41, respectively, excluding the impact of the reversal of tax reserves and other discrete income tax benefits.

Digi International Reports Third Fiscal Quarter 2008 Results
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $77.5 million at June 30, 2008, a decrease of $10.1 million over the cash and cash equivalents and marketable securities balance at September 30, 2007. Digi spent $30.9 million on the acquisition of Sarian, excluding cash acquired of $3.1 million, during the third quarter of fiscal 2008. At June 30, 2008, Digi’s current ratio was 6.1 to 1, and the Company had no debt other than capital lease obligations.
Third Fiscal Quarter 2008 Business Highlights:
Digi continues to expand its wireless Drop-In Networking product family, with several announcements:
•	Digi International and TXU Energy partnered with Comverge, Inc., to launch the nation’s first ZigBee-Enabled demand response program over broadband Internet. This technology allows customers to manage their energy consumption over the Internet using a smart thermostat from Comverge.

•	Digi introduced XBee® sensors — battery powered, long life wireless sensors for easy integration into Drop-in Networking applications or ZigBee networks. This technology allows customers to easily collect real-time data from multiple nodes across a ZigBee network and is ideal for applications in building automation, security, energy management, food management, freight/vehicle monitoring and many more.

•	Digi again extended its line of Drop-in Networking gateways with the introduction of industrial-grade cellular gateway and wireless adapters. The industrial-grade versions of the ConnectPort™ X4 gateway and XBee® adapters extend performance and reliability in outdoor applications.

•	With the XBee-PRO® XSC, Digi introduced a powerful, cost-effective 900 MHz embedded RF module that provides up to fifteen miles RF line-of-sight transmission in the postage-stamp sized XBee form factor. The XBee-PRO XSC is ideal for wireless solutions requiring long-range performance in a cost-optimized, easy-to-deploy module solution.
Other announcements during the quarter included:
•	Digi acquired Sarian Systems, Limited., a privately held U.K. based corporation and a leader in the European wireless router market. The acquisition extended Digi’s wireless portfolio and solidified the company’s position as a global leader in commercial grade cellular/wireless routers.

•	Digi CEO Joe Dunsmore was named a winner for the Ernst & Young Entrepreneur of the Year 2008 Award in the Upper Midwest Region.

•	Sarian Systems, a Digi company, announced that EDF Energy, one of the largest energy companies in the UK, is deploying Sarian’s mobile routing technology to remotely monitor the performance of four hundred of its electricity substations across London and southeast England.

•	Digi introduced the industry’s first microprocessors, the NS9215 and NS9210, to include Flexible Interface Modules (FIMS) that provide different hardware interfaces based on the needs of the product or application. FIMs reduce product design complexity and cost by cutting the number of electronic components in a product.

•	Rabbit released an updated version of the Secure Embedded Web Application Kit. The Rabbit® 4000 based-kit combines new security sample programs and software tools, allowing customers to implement web and data security easily into their embedded application.

Digi International Reports Third Fiscal Quarter 2008 Results
•	Digi announced the release of the low power XBee ZB and extended range XBee-PRO® ZB ZigBee modules based upon the ZigBee PRO feature set. The ZigBee PRO feature set enables deployment of larger, more stable and interoperable ZigBee networks with advanced features.
Reconciliation Tables:

	Reconciliation of Operating Income to Operating Income excluding In-Process Research and Development and Other
	Acquisition-Related Expenses

	Three months ended June 30,				Nine months ended June 30,
		% of net		% of net		% of net		% of net
(In thousands)	2008	sales	2007	sales	2008	sales	2007	sales
Operating income for the three months and nine months ended June 30 (GAAP basis)	$2,985	6.4%	$5,098	11.7%	$11,237	8.3%	$14,117	11.0%

Purchase accounting inventory adjustment included in cost of sales	162		—		162		—

In-process research and development and other acquisition-related expenses included in total operating expenses	2,083		—		2,083		—

Operating income excluding in-process research and development and other acquisition-related expenses, net of taxes (Non-GAAP basis)	$5,230	11.1%	$5,098	11.7%	$13,482	10.0%	$14,117	11.0%

	Reconciliation of Net Income and Net Income per Diluted Share to Net Income and Net Income per Diluted
	Share, Excluding In-Process Research and Development and Other Acquisition-Related Expenses and Reversal
	of Tax Reserves and Other Discrete Tax Benefits

	Three months ended June 30,				Nine months ended June 30,
(In thousands, except per share amounts)	2008		2007		2008		2007

Net income and net income per common share, diluted (GAAP basis)	$1,985	$0.08	$6,798	$0.26	$8,752	$0.34	$14,197	$0.55

Acquisition-related expenses included in cost of sales	87	0.00	—		101	0.00	—

In-process research and development and other acquisition-related expenses included in total operating expenses	1,998	0.08	—		2,015	0.08	—

Reversal of tax reserves and other discrete tax benefits	(197)	(0.01)	(2,927)	(0.11)	(197)	(0.01)	(3,432)	(0.13)

Net income and net income per common share, diluted, adjusted for in-process research and development and other acquisition-related expenses, net of taxes, and reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$3,873	$0.15	$3,871	$0.15	$10,671	$0.40	$10,765	$0.41

Digi International Reports Third Fiscal Quarter 2008 Results
Guidance
With respect to both revenue and net income per diluted share, Digi affirms the current street consensus estimates for the fiscal year of $184.2 million and $0.40 per diluted share, respectively. In addition, Spectrum Design Solutions expects to generate approximately $0.6 million in revenue from the date of acquisition. Spectrum Design Solutions expects to contribute a net loss of $0.01 to $0.02 per diluted share. The acquisition of Spectrum was announced in a separate press release today.
Additional 500,000 Share Repurchase Authorization Announced; New Total is 1.5 Million Shares
Digi also announced that it has added an additional 500,000 shares to its existing 1 million share repurchase authorization. Joe Dunsmore stated, “We believe our shares are currently undervalued. Our share repurchase initiative demonstrates our Board’s confidence in our strategy for the company and our future. Even though it’s been our strategy to utilize our financial resources and strong cash flow for acquisitions and other growth initiatives, we believe that buying our own shares at current prices is a sensible and sound move for the benefit of our shareholders.”
Third Fiscal Quarter 2008 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Wednesday, July 23, 2008 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 202-1971 and entering passcode 12573847. International participants may access the call by dialing (617) 213-8842 and entering passcode 12573847. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 28469204 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of

Digi International Reports Third Fiscal Quarter 2008 Results
the Company’s products, continued or increasing weakness in North America and developing weakness in other regions due to changes in economic conditions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2007 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes non-GAAP operating income, non-GAAP net income and earnings per diluted share data.
Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the Company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing operating income and net income and earnings per diluted share exclusive of the impact of in-process research and development and other acquisition-related expenses, and the impact of the reversal of tax reserves and other discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to acquisitions and taxes, which while important are not central to the core operations of Digi’s business.
Investor Contacts:
S. (Kris) Krishnan
Digi International
952-912-3125
Email: S. (Kris) Krishnan
Erika Moran
The Investor Relations Group
212-825-3210
Email: The Investor Relations Group
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2008 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007
Net sales	$46,995	$43,527	$134,639	$128,193
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	21,200	19,392	59,729	57,257
Amortization of purchased and core technology	938	1,132	2,981	3,409

Gross profit	24,857	23,003	71,929	67,527

Operating expenses:
Sales and marketing	9,493	8,517	27,213	25,102
Research and development	6,995	6,039	20,113	18,079
General and administrative	2,994	2,688	9,711	8,243
Intangibles amortization	490	661	1,755	1,986
Acquired in-process research and development	1,900	—	1,900	—

Total operating expenses	21,872	17,905	60,692	53,410

Operating income	2,985	5,098	11,237	14,117
Interest income, net	712	855	2,760	2,385

Income before income taxes	3,697	5,953	13,997	16,502
Income tax provision	1,712	(845)	5,245	2,305

Net income	$1,985	$6,798	$8,752	$14,197

Net income per common share, basic	$0.08	$0.27	$0.34	$0.56

Net income per common share, diluted	$0.08	$0.26	$0.33	$0.55

Weighted average common shares, basic	25,742	25,294	25,683	25,186

Weighted average common shares, diluted	26,079	26,152	26,353	26,032

Digi International Reports Third Fiscal Quarter 2008 Results
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2008	September 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$16,751	$18,375
Marketable securities	52,877	67,111
Accounts receivable, net	26,032	21,022
Inventories	28,529	26,130
Other	4,885	4,961

Total current assets	129,074	137,599

Marketable securities, long-term	7,921	2,081
Property, equipment and improvements, net	15,382	19,987
Identifiable intangible assets, net	32,951	24,214
Goodwill	82,831	66,817
Restricted cash — non-current	421	—
Other	1,035	1,128

Total assets	$269,615	$251,826

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$278	$379
Accounts payable	10,667	6,554
Accrued compensation	5,015	7,080
Other accrued expenses	3,982	4,727
Income taxes payable	1,183	3,156

Total current liabilities	21,125	21,896

Capital lease obligations, net of current portion	135	358
Net deferred tax liabilities	7,596	6,667
Income taxes payable — long-term	3,983	—
Deferred gain on building sale — leaseback	1,120	—

Total liabilities	33,959	28,921

Total stockholders’ equity	235,656	222,905

Total liabilities and stockholders’ equity	$269,615	$251,826

Digi International Reports Third Fiscal Quarter 2008 Results
Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Nine months ended
	June 30, 2008	June 30, 2008
Operating activities:
Net income	$1,985	$8,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	601	1,894
Amortization of identifiable intangible assets and other assets	1,534	5,033
Gain on sale of property, equipment and improvements	26	(94)
Excess tax benefits from stock-based compensation	(12)	(177)
Stock-based compensation	926	2,702
Deferred income taxes	(776)	(2,696)
In-process research and development	1,900	1,900
Other	70	222
Changes in operating assets and liabilities:
Accounts receivable	206	(2,903)
Inventories	(172)	(924)
Other assets	16	253
Accounts payable and accrued expenses	(1,134)	(156)
Income taxes payable	524	1,221

Net cash provided by operating activities	5,694	15,027

Investing activities:
Purchase of held-to-maturity marketable securities	(5,582)	(57,273)
Proceeds from maturities of held-to-maturity marketable securities	18,486	65,667
Acquisition of Sarian, Inc., net of cash acquired	(27,811)	(27,811)
Contingent purchase price payments related to business acquisitions	—	(1,315)
Increase in restricted cash — non-current	—	(392)
Proceeds from the sale of property, equipment, improvements	421	6,915
Purchase of property, equipment, improvements and certain other intangible assets	(659)	(2,567)

Net cash provided by (used in) investing activities	(15,145)	(16,776)

Financing activities:
Payments on capital lease obligations	(105)	(293)
Borrowing on note payable	25,000	25,000
Payment on note payable	(25,000)	(25,000)
Excess tax benefits from stock-based compensation	12	177
Proceeds from stock option plan transactions	43	1,679
Proceeds from employee stock purchase plan transactions	454	802

Net cash provided by financing activities	404	2,365

Effect of exchange rate changes on cash and cash equivalents	(1,337)	(2,240)

Net increase in cash and cash equivalents	(10,384)	(1,624)
Cash and cash equivalents, beginning of period	27,135	18,375

Cash and cash equivalents, end of period	$16,751	$16,751